EX-99.m.1.i

AMENDED AND RESTATED
SCHEDULE I
to
CLASS A
DISTRIBUTION PLAN

	Distribution Fee (expressed as	Service Fee
Name of Fund	an annual rate of the average	(expressed as an	Commencement
	daily net assets of the Series	annual rate of the	Date
	attributable to Class A shares)	average daily net
		assets of the Series
		attributable to Class
		A shares)
Large Cap Growth Fund	0.10%	0.15%	August 1, 2003 (amended fee effective as of January 1, 2014)

Large Cap Value Fund	0.10%	0.15%	August 1, 2003 (amended fee effective as of January 1, 2014)

Small-Mid Cap Growth Fund	0.10%	0.15%	August 1, 2003 (amended fee effective as of January 1, 2014)

Small-Mid Cap Value Fund	0.10%	0.15%	August 1, 2003 (amended fee effective as of January 1, 2014)

International Fund	0.10%	0.15%	August 1, 2003 (amended fee effective as of January 1, 2014)

Fixed Income Fund	0.10%	0.15%	August 1, 2003 (amended fee effective as of January 1, 2014)

AGREED AND ACCEPTED:
As of January 1, 2014

OPTIMUM FUND TRUST,			DELAWARE DISTRIBUTORS, L.P.
On behalf of each of its series

By:	/s/ Richard Salus		By:	/s/ Daniel V. Geatens
	Name:	Richard Salus		Name:	Daniel V. Geatens
	Title:	Senior Vice President		Title:	Vice President